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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Amendment No. 1 to Registration Statement on Form S-4 (No. 333-95527) and the Registration Statement on Form S-3 and related Prospectus of Read-Rite Corporation for the offer to exchange Convertible Subordinated Notes and to the incorporation by reference therein of our report dated October 22, 1999 (except for the sixth paragraph of Note 1, as to which the date is December 29, 1999), with respect to the consolidated financial statements and schedule of Read-Rite Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California

February 6, 2000